EXHIBIT D-1


                                   BEFORE THE

                     PENNSYLVANIA PUBLIC UTILITY COMMISSION

Application of Metropolitan Edison          :
Company for Authorization to Sell           :        A- _____________
Accounts Receivable to a Special            :        G- _____________
Purpose Affiliate, and for Registration of  :        S-  _____________
Securities Certificate                      :



TO THE PENNSYLVANIA PUBLIC UTILITY COMMISSION:


          This filing is made pursuant to Pennsylvania Public Utility Code Sections 1102(a)(3), 1903 and 2102, 66 Pa.C.S. Sections 1102(a)(3), 1903 and
2102, and Pennsylvania Public Utility Commission ("Commission") regulations at 52 Pa. Code Sections 1.31-1.37. The filing fee required by the Commission's regulations at 52 Pa. Code Sections 1.41 and 1.43 accompanies this filing.

     IDENTIFICATION OF THE APPLICANT

     1. The Applicant is Metropolitan Edison Company ("Met-Ed" or the "Company"), with principal offices at 2800 Pottsville Pike, Muhlenberg Township, Berks County, Pennsylvania. The Company is a Pennsylvania electric public utility subsidiary of FirstEnergy Corp. and provides retail electric service to customers within its franchised service territory in eastern and south central Pennsylvania. With the enactment and implementation in 1999 of the Electricity Generation Customer Choice and Competition Act, 66 Pa.C.S. Sections 2801- 2812, the Company serves as an "electric distribution company" as defined therein, and


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also as the electric generation provider of last resort to retail customers within its service territory who do not choose an alternate electric generation supplier. The Company's mailing address for purposes of its receipt of all documents pertaining to this filing is:

                    Metropolitan Edison Company
                    c/o FirstEnergy Corp.
                    76 South Main Street, 5th Floor
                    Akron, Ohio 44308

     2. The names and address of the Applicant's attorneys with respect to this Application are:

                    Mary Hockwalt Bell, Esquire
                    FirstEnergy Corp.
                    76 South Main Street
                    Akron, Ohio  44308-1890

                               and

                    W. Edwin Ogden, Esquire
                    Jeffrey A. Franklin, Esquire
                    Ryan, Russell, Ogden & Seltzer LLP
                    Suite 330, 1105 Berkshire Boulevard
                    Wyomissing, PA 19610

     DESCRIPTION OF PROPOSED TRANSACTIONS

     3. The Company requests authorization from the Commission to sell its accounts receivable ("Receivables") at a discount, pursuant to a Receivables Sale Agreement ("RSA"), to a new special purpose subsidiary (special purpose entity or "SPE") to be owned by the Company. The form of RSA will be submitted as a supplement to this filing.

     4. The sale of Receivables under the RSA is intended to be a true sale, providing the SPE with the full benefits of ownership. The Company and the SPE


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do not intend these transactions to be, or for any purpose to be characterized as, loans from the SPE to the Company. Furthermore, the Company will not have any obligation to repurchase Receivables that have been sold in accordance with the terms of the RSA.

     5. Under the RSA, the SPE will purchase the Receivables from the Company and will pay an amount equal to the face amount thereof less a discount, established on the basis of a formula set forth in the RSA. It is not possible to project exactly the amount of Receivables refinancing to be undertaken because the Company's accounts receivable are to a certain degree seasonal. The SPE initially anticipates financing a portion of the Receivables subject to the limits relating to its capitalization and borrowings.

     6. In connection with the purchase of Receivables by the SPE pursuant to the RSA, the SPE will sell undivided interests in the Receivables to one or more receivables investment companies administered by Bank One, NA ("Bank One") and/or to Bank One and the other committed funding entities that are from time to time party to the arrangements ("Financial Institutions"), in each case as embodied in a Receivables Purchase Agreement ("RPA"). The SPE will obtain the requisite funds, over and above its equity capital, to purchase the Receivables from the Company through the proceeds of the sale of the undivided interests in such Receivables to the receivables investment companies or committed funding entities. The funding costs of the SPE that will be taken into account in establishing the discount factor relating to the purchase of Receivables from


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the Company pursuant to the RSA will not exceed the SPE's effective cost pursuant to the RPA.

     7. A summary of the terms and conditions of the proposed arrangement and transactions is attached hereto and made part hereof as Exhibit A. A schedule of the applicable fees and Receivables investment limits is included as Exhibit III to Exhibit A. Also attached to Exhibit A is a summary of the Company's current credit standing, which will be used in part for pricing. The final terms will be supplied as soon as available, as a supplement to this filing.

     8. The proposed arrangements will not alter the rights and obligations of the Company or its customers in any way, and will have no effect on the service provided to the Company's customers. The Company will continue to bill and collect all of its utility service accounts receivables in accordance with its current credit and collection policies, notwithstanding their sale.

     9. The cost of funds is based on the rates payable by the purchasers for the sale of commercial paper plus certain fees and expenses payable to the purchasers. The contemplated transactions will provide the Company with an additional source of funds, and will save approximately 50-125 basis points over the cost of conventional financing. Based on present market conditions, the Company estimates that the current cost of these funds is 1.545%, as compared to the estimated costs to the Company of bank financing of 2.75% and a one year floating rate note of approximately 2%. Proceeds will be used by the Company for general corporate purposes.


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     ADDITIONAL INFORMATION

     10. The Company will provide to Bank One, as the Administrative Agent for the Purchasers, periodic reports which will include information concerning the Receivables such as billings, collections, agings, defaults, charge-offs and obligor concentrations. Under the RSA the Company will make certain representations, but no representation or indemnity will be made by the Company with respect to the collectibility of any of the Receivables that are not paid due to the financial inability of the obligors to pay.

     11. The planned transactions are not expected to have any adverse effect on rates for service to the Company's customers. To the contrary, the proposed arrangements are expected to reduce the Company's costs of capital. The proposed Receivables transactions constitute an attractive source of funds at relatively lower costs than the issuance by the Company of its own debt or equity securities.

     12. A copy of resolutions of the Company, approving the planned transactions, is attached hereto as Exhibit B.

     13. Attached hereto as Exhibit C are the accounting entries that will be made by the Company as a result of the transfer.

     14. No financial statements are included. They are not relevant to the proposed Receivables transfers. The expenses actually incurred for the proposed transactions will be provided to the Commission within 60 days after closing.


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     15. The Company has paid all special and general assessments made against it by the Commission pursuant to Section 510 of the Public Utility Code.

     REQUESTED AUTHORIZATIONS

     16. The Company requests the issuance of a Certificate of Public Convenience, pursuant to Section 1102 of the Public Utility Code, 66 Pa. C. S.
Section 1102, evidencing this Commission's approval of the contemplated sale of the property described above and the related transactions as set forth herein.

     17. The transactions contemplated herein are necessary, proper and in the public interest.

     18. The contemplated transactions will not harm the Company's Pennsylvania retail ratepayers, and will not impair the ability of this Commission to regulate the Company.

     19. The Company also requests that the Commission approve the Company's proposed sale of Receivables to the SPE as an affiliated interest transaction pursuant to Section 2102 of the Public Utility Code, 66 Pa. C.S. Section 2102.

     20. Finally, although the proposed transactions under the RSA constitute a true sale from the Company's perspective, for all purposes, the Company also requests the Commission to register this filing as a Securities Certificate pursuant to Section 1903 of the Public Utility Code, 66 Pa. C.S. Section 1903. The purpose for such registration is to ensure prospective compliance with applicable Financial Accounting Standards Board Statements of Financial Accounting Standards in the event that any portion of the proposed transactions may be viewed to constitute a form of indebtedness. Such registration also is


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appropriate because the proposed transactions are necessary or proper for the present and probable future capital needs of the Company.

          WHEREFORE, the Applicant respectfully requests this Honorable Commission to issue a Certificate of Public Convenience pursuant to Section 1102(a)(3) of the Public Utility Code evidencing its approval of the contemplated transactions; to register this filing as a Securities Certificate pursuant to Section 1903 of the Public Utility Code; and, to grant approval of the contemplated affiliated interest arrangement pursuant to Section 2102 of the Public Utility Code.

Dated:   October 22, 2003                Respectfully submitted,



                                         /s/ W. Edwin Ogden
                                         ------------------
                                         W. Edwin Ogden
                                         Jeffrey A. Franklin
                                         RYAN, RUSSELL, OGDEN & SELTZER LLP
                                         1105 Berkshire Boulevard, Suite 330
                                         Wyomissing, Pennsylvania 19610
                                         (610) 372-4761

                                         Counsel for Metropolitan Edison Company


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STATE OF OHIO     :
                  :       ss.
COUNTY OF SUMMIT  :

          Randy Scilla, being duly sworn according to law, deposes and says that he is the Assistant Treasurer of Metropolitan Edison Company, that he is authorized to and does make this affidavit for it; and that the facts set forth above are true and correct to the best of his knowledge, information and belief and he expects the said Metropolitan Edison Company to be able to prove the same at any hearing hereof.

                                          /s/ Randy Scilla
                                          ----------------

Sworn to and subscribed before me
this 22nd day of October, 2003


/s/ Michele A. Buchtel
----------------------
Michele A. Buchtel, Notary Public


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